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                                                                   Exhibit 10.25

                              (Summary Translation)
                      LOAN REPAYMENT CONFIRMATION AGREEMENT

This Agreement is made by and among Mr. Xiaofeng Peng (hereinafter referred to as "Party A"), Jiangxi LDK Solar Hi-Tech Co., Ltd. (hereinafter referred to as "Party B") and Saiweng Technology (Suzhou) Co., Ltd. (hereinafter referred to as "Party C").

Whereas,

1. Party A has an outstanding loan in the aggregate principal amount of Rmb 200 million made to Party B (hereinafter referred to as the "Loan") pursuant to a loan agreement with Party B (hereinafter referred to as the "Loan Agreement"); and

2. Party A has designated Party C as the recipient of the repayment in the aggregate amount of Rmb 73,002,724.26 from Party B under the Loan Agreement.

NOW, THEREFORE, Party A, Party B and Party C, subject to the terms and conditions set forth herein, agree as follows:

1. Party A has lent a loan in the principal amount of Rmb 200 million to Party B pursuant to the Loan Agreement and is entitled to repayment of its principal amount plus interests calculated at benchmark lending rates published by the People's Bank of China from time to time.

2. Party A has agreed to assign to Party C its right to the repayment of Rmb 73,002,724.26 (hereinafter referred to as the "Assigned Principal") plus interest accrued with respect to Assigned Principal pursuant to the Loan Agreement (hereinafter referred to as the "Assigned Interest" and, together with the Assigned Principal, the "Assigned Amount") and hereby notifies Party B to repay the Assigned Amount to Party C in accordance with this Agreement.

3. Party B shall repay the Principal Amount to Party C within ninety days of the execution of this Agreement.

4. Party B shall pay Party C the Assigned Interest within three years from the execution of this Agreement. The Assigned Interest shall be calculated at the benchmark lending rates published by the PBOC from time to time during the period from the date Party A lent the Assigned Principal to Party B to the date Party B repays the Assigned Principal to Party C.

5. Party A agrees that Party B shall be deemed to have repaid the principal amount of Rmb 73,002,724.26, plus interest thereon, to Party A when Party B shall have fulfilled its obligations under Articles 3 and 4 of this Agreement.

6. The parties shall resolve all disputes arising from or in connection with this Agreement through consultation. If the parities cannot reach an

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     agreement through such consultations, both parties agree to submit the disputes to the Shanghai Branch of China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration. The arbitration shall be conducted in accordance with the rules and procedures of CIETAC then in effect. The arbitration award by CIETAC shall be final and binding upon both parties.

7. If Party B shall default in repaying the Assigned Amount to Party C in accordance with this Agreement, Party C shall have the right to demand repayment of the outstanding Assigned Amount upon it becoming due under this Agreement and shall also be entitled damages calculated at 0.01% of the outstanding amount owed per day.

8. No party may modify this Agreement without the consent of the other parties.

9. Any supplement to this Agreement to deal with matters not explicitly provided herein shall be subject to the consent of all the parties hereto.

10. This Agreement shall become effective upon signing by the respective authorized representatives and fixing hereunto of corporate chops by the respective parties.

11. This Agreement is made in three original copies, and each party shall keep one copy hereof.

PARTY A
/s/ Xiaofeng Peng
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Xiaofeng Peng

PARTY B
Jiangxi LDK Solar Hi-Tech Co., Ltd. (sealed)

PARTY C
/s/ Zhengxiang Peng
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Saiweng Technology (Suzhou) Co., Ltd. (sealed)

Date: March 28, 2006